Exhibit 99.1

Media: Kathleen Gilgunn, +1.312.558.8421

Analysts: Aaron Hoffman, +1.312.558.8739

SARA LEE ANNOUNCES FISCAL 2005 RESULTS AND NEW CAPITAL STRUCTURE INITIATIVES

Diluted earnings per share for fiscal 2005 were $.90; diluted EPS for the fourth quarter were a loss of $.19 per share; significant items reduced EPS by $.55 per share in the fourth quarter and full year

Company announces a $2 billion share repurchase program, has decided to maintain a dividend of $.79 per share for fiscal 2006, and plans at least $1.5 billion in debt reduction over the next two years

CHICAGO (Aug. 4, 2005) – Sara Lee Corporation today announced financial results for fiscal 2005, ending July 2, 2005. The company also announced initiatives to return value to shareholders and optimize the company’s capital structure as it pursues its Transformation plan.

Fiscal 2005 Results

During the fourth quarter of fiscal 2005, the Direct Selling business has been recognized as a discontinued operation. The prior year’s results have been restated to reflect this treatment.

Net sales for fiscal 2005 were $19.3 billion, up 1% over fiscal 2004. For the fourth quarter of fiscal 2005, net sales were $4.8 billion, down 5% compared to $5.0 billion in the prior year’s fourth quarter, which included the positive effect of a 53rd week.

Diluted earnings per share (EPS) for the corporation for fiscal 2005 were $.90, versus $1.59 in fiscal 2004, while diluted EPS in the fourth quarter were a loss of $.19 per share, compared to diluted EPS of $.44 for the year-ago period. Both the fiscal 2005 and fourth quarter diluted EPS numbers were reduced by $.55 per share in net charges for exit and business disposition activities; impairment of goodwill, intangibles and properties; tax on repatriation of foreign earnings; and actions taken to implement the company’s Transformation plan. The remaining decrease in diluted EPS in both periods was primarily due to lower operating segment income as a result of the 53rd week in the prior year, higher commodity costs across most lines of business and the difficult European retail environment.

Sara Lee Announces Fiscal 2005 Results and

New Capital Structure Initiatives – Page 2

The reported results of the corporation in both fiscal 2005 and 2004 were impacted by a number of significant events and transactions. Attached to this news release is a detailed analysis of all of these items. A summary of these items is presented below:

	Fourth Quarter		Fiscal Year
	2005	2004	2005	2004
Diluted (loss) earnings per share	$(.19)	$.44	$.90	$1.59

Increase / (decrease) in EPS from:
Impairment charges	(.37)	—	(.37)	—
Exit, business disposition and other costs related to business transformation	(.12)	(.03)	(.10)	(.04)
Impact of 53rd week	—	.04	—	.04
Various income tax charges and exam resolutions	(.06)	.08	(.09)	.08

Total*	$(.55)	$.09	$(.55)	$.08

*	EPS amounts are rounded to the nearest $.01 and may not add to the total.

Capital Structure Initiatives

Sara Lee has adopted a plan to return value to shareholders, optimize the company’s capital structure and maintain a strong credit profile as it pursues its Transformation plan.

Sara Lee intends to maintain the annual dividend of $.79 per share in fiscal 2006, regardless of the timing of dispositions. During the five-year Transformation period, the company also intends to maintain an attractive dividend yield relative to its food peers, which may result in a payout ratio in excess of the company’s targeted 40 to 50% payout, excluding the effects of Transformation costs.

Sara Lee’s Board of Directors has authorized the repurchase of an additional 100 million shares of company stock, or approximately $2 billion in share buy-backs based on the current stock price. Sara Lee plans to repurchase $1 billion of stock under this authorization in fiscal 2006 and the remaining purchases will be made early during the Transformation period.

In the next two years, the company expects to use divestiture proceeds and cash from operations to reduce total debt by at least $1.5 billion.

Sara Lee Announces Fiscal 2005 Results and

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Additional Detail On Fiscal 2005

Total cash flow from operations for the corporation was $1.3 billion for fiscal 2005 and $300 million for the fourth quarter of fiscal 2005. Media advertising and promotion (MAP) spending for continuing operations for the year was at a similar level to last year, but MAP spending for the Strategic Investment brands, Sara Lee’s brands with the highest growth potential, was up 12%. Total MAP spending for continuing operations increased 4% in the fourth quarter.

For fiscal 2005, corporate unit volumes decreased 4%, primarily due to softness in U.S. regional white breads, planned exit of unprofitable, non-core bakery business and volume weakness in the global air care, U.S. coffee and European intimate apparel businesses. Corporate unit volumes declined 8% during the fourth quarter of fiscal 2005, primarily due to the effect of the 53rd week in last year’s fourth quarter.

“Although our business results are in line with what we anticipated, they are not where we want them to be, underscoring the need for the Transformation plan we announced in February,” said Brenda C. Barnes, president and chief executive officer of Sara Lee Corporation.

“In less than six months, we’ve completed an incredible amount of Transformation work,” she added. “Our new organization design is completed and implemented. We have a new headquarters facility just outside of Chicago in Downers Grove and the first people have already moved in. We have hired Chief Information and Chief Procurement Officers and are well along in staffing those organizations. We have developed plans for fiscal 2006 that include initiatives to improve our operational efficiencies. We also continue to move forward with our announced divestitures and the spin-off of Branded Apparel Americas/Asia. At the same time, we have developed and announced plans to return value to shareholders.

“We continue to focus on improving our operating results and believe they will get progressively better over the course of fiscal 2006. We are taking the right steps to make Sara Lee a substantially better company as quickly as possible, and we are making great progress,” concluded Barnes.

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Performance Review

A performance review for each line of business follows. Unit volumes exclude acquisitions and divestitures subsequent to the start of fiscal 2004.

MEATS

Fourth Quarter Highlights

•	Net sales decreased due to the impact of the 53rd week and business dispositions, partially offset by favorable product mix and foreign currency exchange rates

•	Global unit volumes were down as a result of the 53rd week and softness in Mexico

•	Operating segment income decreased due to higher commodity costs and the impact of the 53rd week

•	MAP spending was down 13%

	Fourth Quarter		Change		Fiscal Year		Change
In millions	2005	2004	$	%	2005	2004	$	%
Net sales	$1,066	$1,117	$(51)	(4.6)%	$4,254	$4,171	$83	2.0%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(14)	$14		$—	$(71)	$71
Acquisitions / dispositions	—	23	(23)		—	42	(42)
Activity in the 53rd week*	—	83	(83)		—	83	(83)

Operating segment income	$72	$102	$(30)	(29.7)%	$323	$415	$(92)	(22.1)%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(2)	$2		$—	$(9)	$9
Exit activities and business dispositions	(2)	—	(2)		33	3	30
Transformation / restructuring costs	(4)	—	(4)		(4)	—	(4)
Acquisitions / dispositions	—	2	(2)		—	4	(4)
Activity in the 53rd week*	—	7	(7)		—	7	(7)

Unit volume change vs. 2004*	Fourth Quarter 2005	Fiscal Year 2005
Global unit volume	(5)%	(3)%
U.S.	(4)%	(3)%
Europe	(6)%	(2)%
Mexico	(9)%	(7)%

*	Fiscal 2004 was a 53-week year

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Retail

•	Overall U.S. retail sales were down in the quarter due to the 53rd week. By refocusing on marketing execution, pricing and promotions, core retail businesses such as Ball Park hot dogs and Hillshire Farm smoked sausage began to show momentum in the fourth quarter, particularly in market share gains. Value-added new products such as Jimmy Dean frozen breakfast items and Hillshire Farm Ultra Thin deli meats continued to perform well, driving a positive product mix. Jimmy Dean Breakfast Skillets were launched at the end of the fourth quarter. In fiscal 2005, U.S. retail unit volumes declined, but sales were up.

•	Higher pork and beef commodity costs, the 53rd week and charges related to the Transformation drove lower profits in the U.S. retail business in the fourth quarter and fiscal 2005.

•	The European Meats business reported decreased unit volumes and sales in the fourth quarter, due to the 53rd week. Profits declined in the period due to the 53rd week and higher commodity costs. For fiscal 2005, European unit volumes decreased, sales were up and profits were down.

•	Unit volumes declined in Mexico in the fourth quarter due to the 53rd week and softness in the supermarket channel. Sales and profits were up in the quarter on higher net average selling prices. For fiscal 2005, volumes were down, while sales and profits were up.

Foodservice

•	Foodservice volumes, sales and profits decreased in the fourth quarter, primarily due to the effect of the 53rd week. Higher commodity costs also contributed to lower foodservice profits in the fourth quarter. For fiscal 2005, foodservice volumes declined, sales were up and profits were down.

Sara Lee Announces Fiscal 2005 Results and

New Capital Structure Initiatives – Page 6

BAKERY

Fourth Quarter Highlights

•	Net sales and unit volumes decreased primarily due to the planned exit from unprofitable non-branded business and the impact of the 53rd week

•	Operating segment income rose significantly as a result of cost savings from restructuring actions and product mix improvements

•	MAP spending decreased 17%

	Fourth Quarter		Change		Fiscal Year		Change
In millions	2005	2004	$	%	2005	2004	$	%
Net sales	$816	$898	$(82)	(9.2)%	$3,297	$3,415	$(118)	(3.5)%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(10)	$10		$—	$(48)	$48
Activity in the 53rd week*	—	69	(69)		—	69	(69)

Operating segment income	$53	$35	$18	49.6%	$213	$156	$57	36.4%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—		$—	$(4)	$4
Exit activities and business dispositions	(6)	(10)	4		(5)	(14)	9
Accelerated depreciation	—	—	—		(10)	(5)	(5)
Retiree medical curtailment gain	—	—	—		28	—	28
Transformation / restructuring costs	(4)	—	(4)		(4)	—	(4)
Activity in the 53rd week*	—	7	(7)		—	7	(7)

Unit volume change vs. 2004*	Fourth Quarter 2005	Fiscal Year 2005
Global unit volume	(14)%	(8)%
Fresh baked goods	(15)%	(10)%
Refrigerated dough	(10)%	(2)%
Frozen baked goods	(8)%	(3)%

*	Fiscal 2004 was a 53-week year

Fresh Baked Goods

•	New products continued to drive volume and sales increases for the Sara Lee fresh bread brand in the United States. Sara Lee is America’s leading brand in the combined fresh bread, buns, rolls and bagels category according to Information Resources, Inc., share data. New Sara Lee products launched in the fourth quarter included wheat hot dog buns, wheat and white hamburger buns and premium-size 100% whole-wheat hamburger buns.

Sara Lee Announces Fiscal 2005 Results and

New Capital Structure Initiatives – Page 7

•	Total U.S. fresh bread unit volume declines in the fourth quarter and fiscal 2005 resulted from the effect of the 53rd week, planned exit from unprofitable non-branded business, and general category softness in white breads.

•	Cost savings resulting from restructuring actions and favorable product mix drove higher profits for the U.S. fresh bakery business in the fourth quarter and fiscal 2005.

•	MAP spending was down in the fourth quarter due to timing between the quarters as well as a shift to other forms of promotion, which are reflected as a deduction from sales.

•	In Europe, fresh bread unit volumes and sales decreased in the fourth quarter primarily due to the effect of the 53rd week. Sales increased in fiscal 2005 due to growth for crustless bread in Spain.

Refrigerated and Frozen

•	Worldwide, refrigerated dough unit volumes and sales decreased in the fourth quarter, primarily because of the 53rd week. For the year, global refrigerated dough sales were up, driven by success with private label products in Europe, particularly sales to discounters in Germany.

•	In the United States, sales for frozen products at retail were up in the fourth quarter driven by improved product mix and effective promotions. Volumes and sales for frozen products at foodservice declined in the fourth quarter due to the 53rd week and timing of Easter pie sales.

•	In Australia, success with new products such as Sara Lee frozen fruits and cookie dough drove sales in the fourth quarter and fiscal year. Product launches in the fourth quarter included Sara Lee Bake at Home Refrigerated Muffins and Brownie Batter.

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BEVERAGE

Fourth Quarter Highlights

•	Net sales increased, driven by favorable foreign currency exchange rates, higher selling prices and a significant increase in Senseo sales, partially offset by the impact of the 53rd week

•	Unit volumes were down primarily as a result of the 53rd week and volume softness in the United States

•	Operating segment income declined as a result of charges for exit activities and impairment

•	MAP spending was down 6%

	Fourth Quarter		Change		Fiscal Year		Change
In millions	2005	2004	$	%	2005	2004	$	%
Net sales	$871	$843	$28	3.4%	$3,357	$3,157	$200	6.3%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(35)	$35		$—	$(155)	$155
Activity in the 53rd week*	—	61	(61)		—	61	(61)

Operating segment income	$44	$131	$(87)	(66.2)%	$388	$492	$(104)	(21.2)%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(6)	$6		$—	$(32)	$32
Exit activities and business dispositions	(37)	2	(39)		(37)	2	(39)
Transformation / restructuring costs	(3)	—	(3)		(3)	—	(3)
Impairment charge	(45)	—	(45)		(45)	—	(45)
Activity in the 53rd week*	—	10	(10)		—	10	(10)

	Fourth Quarter 2005	Fiscal Year 2005
Unit volume change vs. 2004*
Global unit volume	(7)%	(3)%
Retail	(5)%	(2)%
Europe	(6)%	(3)%
U.S.	(11)%	(8)%
Brazil	1%	4%
Foodservice	(12)%	(5)%
Europe	(5)%	0%
U.S.	(15)%	(7)%

*	Fiscal 2004 was a 53-week year

Retail

•	In fiscal 2005, Senseo continued its impressive growth with sales increasing 39% to $327 million. The number of Senseo machines in the global marketplace grew 56% during the year to over 8 million.

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•	In Europe, Senseo coffee pods continued to show strong unit volume gains in the fourth quarter, particularly in the Netherlands, Belgium, France and Germany. Total European roast and ground retail coffee volume was down in the quarter and fiscal 2005, primarily due to the effect of the 53rd week and private label competition.

•	Net sales for European retail coffee increased in the fourth quarter as a result of favorable currency exchange rates and higher consumer prices. Profits declined due to lower unit volumes and higher green coffee prices not entirely offset by price increases. For fiscal 2005, retail coffee sales and profits were up in Europe.

•	U.S. retail coffee unit volumes declined during the fourth quarter due to the 53rd week and competition in the category. The growth in U.S. retail sales was driven by price increases implemented across the roast and ground coffee brands to offset higher commodity costs, as well as incremental sales for Senseo. Profits decreased in the fourth quarter due to lower volumes and lower margins. For fiscal 2005, U.S. retail coffee sales were up, while volumes and profits decreased.

•	In Brazil, unit volumes were up in the fourth quarter in a very competitive market. Sales rose due to increased unit volumes combined with price increases implemented to offset commodity cost increases. Profits were down in the fourth quarter, due to lower margins as price increases did not entirely offset higher green coffee costs. For the year, volumes and sales were up in Brazil, while profits were down.

Foodservice

•	Worldwide, foodservice coffee sales increased in the fourth quarter due to higher selling prices, while profits decreased as a result of the 53rd week, lower roast and ground coffee volumes and lower margins. For the year, worldwide foodservice coffee sales were up, while profits declined.

•	Foodservice unit volumes in the United States declined in the fourth quarter due to the 53rd week and volume weakness in the traditional roast and ground coffee market. In Europe, fourth quarter foodservice unit volumes declined as growth of Cafitesse liquid coffee concentrate was not enough to offset the effect of the 53rd week.

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HOUSEHOLD PRODUCTS

Fourth Quarter Highlights

•	Net sales declined due to the effect of the 53rd week and weakness in air care and insecticides, partially offset by favorable currency exchange rates

•	Total core category unit volumes decreased as a result of the 53rd week and significantly lower air care volumes

•	Operating segment income was down as a result of unit volume declines, lower margins and restructuring charges

•	MAP spending was up 6%

	Fourth Quarter*		Change		Fiscal Year*		Change
In millions	2005	2004	$	%	2005	2004	$	%
Net sales	$490	$521	$(31)	(5.8)%	$1,927	$1,934	$(7)	(0.3)%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(20)	$20		$—	$(106)	$106
Acquisitions / dispositions	—	5	(5)		—	24	(24)
Activity in the 53rd week**	—	46	(46)		—	46	(46)

Operating segment income	$72	$112	$(40)	(34.9)%	$310	$354	$(44)	(12.3)%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(5)	$5		$—	$(19)	$19
Exit activities and business dispositions	(16)	2	(18)		1	—	1
Accelerated depreciation	1	—	1		(9)	—	(9)
Acquisitions / dispositions	—	3	(3)		—	9	(9)
Activity in the 53rd week**	—	8	(8)		—	8	(8)

*	Prior year’s results have been restated to exclude Direct Selling, which is being reported as a discontinued operation.

	Fourth Quarter 2005	Fiscal Year 2005
Unit volume change vs. 2004**
Household and Body Care core category unit volumes	(6)%	(3)%
Body Care	0%	1%
Air Care	(22)%	(14)%
Shoe Care	(3)%	0%
Insecticides	(5)%	3%

**	Fiscal 2004 was a 53-week year

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Household and Body Care

•	Body care sales were down in the fourth quarter as favorable currency effects and increased sales for the Sanex brand could not entirely offset declines in other body care brands and the effect of the 53rd week. In fiscal 2005, body care unit volumes and sales were up.

•	Air care unit volumes and sales remained weak in the fourth quarter due to category softness in Europe and strong competition in the challenging European retail environment. To help counter market and competitive pressures, the company continued to launch new products, such as the Pink Clarity variant of the Ambi Pur Welcome bathroom door air freshener and the Ambi Pur Electrical Solo Plug. In fiscal 2005, air care unit volumes and sales were down.

•	Shoe care unit volumes decreased during the fourth quarter as a result of last year’s 53rd week. Sales increased as a result of positive product mix and favorable foreign currency effects. Following the launches in China and Spain, Kiwi Express Cream was successfully introduced in Europe in the fourth quarter. In fiscal 2005, shoe care unit volumes were flat, while sales were up.

•	Unit volumes for insecticides decreased in the fourth quarter primarily due to the 53rd week. European unit volumes also were lower as a result of unfavorable weather conditions and the challenging retail environment. Fourth quarter insecticides sales declined as a result of the lower volumes and unfavorable product mix, particularly in India. For the year, insecticides unit volumes were up, but sales were slightly down.

Direct Selling

Direct Selling is no longer included in the Household Products business segment as its results are being reported as a discontinued operation.

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BRANDED APPAREL

Fourth Quarter Highlights

•	Net sales decreased as strong underwear and sock sales in the United States were more than offset by the impact of last year’s 53rd week, sales weakness in Europe and lower printable T-shirt volumes

•	C9 by Champion continued to perform well

•	Operating segment income was down significantly, due to various restructuring and impairment charges, lower sales and higher MAP spending

•	MAP spending was up 32%

	Fourth Quarter		Change		Fiscal Year		Change
In millions	2005	2004	$	%	2005	2004	$	%
Net sales	$1,514	$1,644	$(130)	(8.0)%	$6,426	$6,449	$(23)	(0.4)%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(19)	$19		$—	$(134)	$134
Acquisitions / dispositions	1	—	1		77	41	36
Activity in the 53rd week*	—	105	(105)		—	105	(105)

Operating segment income	$(265)	$148	$(413)	NM	$114	$549	$(435)	(79.2)%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$(5)	$5
Exit activities and business dispositions	(48)	(31)	(17)		(40)	(35)	(5)
Acquisitions / dispositions	—	(1)	1		6	(2)	8
Transformation / restructuring costs	(4)	—	(4)		(4)	—	(4)
Impairment charge	(305)	—	(305)		(305)	—	(305)
(Increase) / decrease in U.S. underwear inventory reserves	2	5	(3)		(29)	(1)	(28)
Activity in the 53rd week*	—	20	(20)		—	20	(20)

	Fourth Quarter 2005	Fiscal Year 2005
Unit volume change vs. 2004*
Global unit volume	(7)%	(3)%
Intimate Apparel	(5)%	(6)%
U.S.	(1)%	(3)%
Europe	(8)%	(9)%
Knit Products	(8)%	(1)%
U.S.	(8)%	(1)%
Europe	(3)%	(3)%
Legwear	(4)%	0%
Sheer Hosiery	(17)%	(6)%
Socks	9%	8%

*	Fiscal 2004 was a 53-week year

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Intimate Apparel

•	Global intimate apparel unit volumes and sales declined in the fourth quarter and in fiscal 2005, due to weak sales in Europe and the 53rd week.

•	In Europe, intimates volume declined in the fourth quarter and for fiscal 2005, as the transition of a key cutting facility from Scotland to Tunisia caused delivery delays. In addition, the category faced increased price competition and a soft retail environment.

•	In the United States, unit volumes declined slightly but sales dollars were up in the fourth quarter due to higher Bali and barely there sales to department stores.

Knit Products

•	Global knit products unit volumes and sales declined in the fourth quarter, mainly due to decreased sales of low-margin commodity T-shirts in the printables channel and the 53rd week. In addition, some casualwear customers took delivery in the third quarter this year compared to the fourth quarter last year. U.S. underwear volumes were up 1% in the fourth quarter, despite the extra week in fiscal 2004.

•	The re-launch of the Hanes brand, including new advertising featuring Michael Jordan, Matthew Perry, Marisa Tomei, Damon Wayans and Jennifer Love Hewitt, was well-received in the market. Hanes boxers and boxer briefs with the ComfortSoft waistband performed very well and helped drive increased sales for the Hanes brand in fiscal 2005.

•	C9 by Champion, the athleticwear line exclusively sold at Target stores, continued to do well in the fourth quarter.

Legwear

•	Global legwear volumes and sales were down in the fourth quarter, primarily due to the 53rd week. For fiscal 2005, unit volumes were flat and sales were down slightly.

•	In the United States, sock volumes and sales continued to increase. However, this growth was offset by a decrease in sheer hosiery volumes and sales due to ongoing category declines.

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Net Interest Expense, General Corporate Expenses, Tax Rate and Share Repurchase

For fiscal 2005, net interest expense was $186 million, compared to $183 million in fiscal 2004. Interest expense was $50 million for the fourth quarter, compared to $48 million in last year’s quarter. The increase for both periods was due primarily to higher net average interest rates.

In fiscal 2005, general corporate expenses were $231 million, compared to $313 million in fiscal 2004. Of the change, $38 million was related to non-recurring stock compensation costs in fiscal 2004 for certain former Earthgrains employees and the remainder was due primarily to lower administrative and employee benefits costs. General corporate expenses were $53 million in the fourth quarter of fiscal 2005, compared to $46 million in the comparable period of the prior year. The increase in the quarter was primarily due to costs related to the implementation of the Transformation plan.

In fiscal 2005, the effective tax rate on the continuing operations of the business was 21.7% as compared to 16.7% in fiscal 2004. The effective tax rate on the continuing operations of the business for the fourth quarter of fiscal 2005 was 29.3% as compared to 14.9% in the fourth quarter of fiscal 2004. The fiscal 2005 effective tax rate was impacted by a number of significant items including costs associated with the remittance of current year foreign earnings to the United States (including $48 million of tax under the Homeland Investment Act); the impairment of goodwill, trademarks and property, plant and equipment in certain businesses; the recognition of deferred taxes on foreign subsidiaries which are no longer considered permanently invested and the finalization of various tax audits and reviews. These amounts are quantified on the schedules attached to this news release.

In fiscal 2005, the company repurchased 18.3 million shares of its common stock at an average price of $21.65 per share. During the fourth quarter of fiscal 2005, the company repurchased 2.4 million shares of its common stock at an average price of $21.20 per share. On Aug. 1, 2005, the Board of Directors increased the number of shares authorized for repurchase under the corporation’s continuing stock repurchase program by 100 million shares. As a result, approximately 116 million shares are authorized for repurchase.

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Exit Activities, Business Dispositions and Other Transformation Activity

The reported results for fiscal 2005 and 2004 and the fourth quarter results of those years reflect amounts recognized for exit activities and business dispositions, as well as other costs associated with the corporation’s previously announced Transformation plan. The following table illustrates where the costs (income) associated with all exit and disposal activities are recognized in the Consolidated Statements of Income of the corporation.

	Fourth Quarter		Fiscal Year
In millions	2005	2004	2005	2004
Cost of sales
Curtailment gain from Bakery workforce reduction	$—	$—	$(28)	$—
Accelerated depreciation related to facility closures in:
Bakery segment	—	—	10	5
Household Products segment	(1)	—	9	—
Other transformation costs	2	—	2	—
Selling, general and administrative expenses	13	—	22	1
Charges for (income from):
Exit activities	116	37	119	57
Business dispositions	12	—	(26)	(9)

Decrease in income from continuing operations before taxes	142	37	108	54
Income tax benefit	(48)	(13)	(34)	(18)

Decrease in income from continuing operations	$94	$24	$74	$36

The $22 million of costs recognized in selling, general and administrative expenses in fiscal 2005 relate to the accelerated amortization of certain bakery intangibles being exited, the accelerated depreciation of certain leasehold improvements in the Branded Apparel segment to be exited, consulting costs associated with the Transformation plan and various employee relocation and recruitment efforts.

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Exit activities in fiscal 2005 consisted of a $119 million net charge, of which $116 million was recognized in the fourth quarter of fiscal 2005. The $119 million consists of a $123 million charge related to the planned termination of approximately 2,000 employees and an $8 million charge related to the exit of leases and other contractual commitments offset in part by a $12 million credit from completing certain previous exit activities for amounts more favorable than originally estimated. The $57 million of exit activities recognized in fiscal 2004 primarily consisted of $70 million of costs associated with the planned termination of 6,222 individuals offset in part by income related to the disposal of assets and the settlement of lease and employee termination obligations for amounts less than originally anticipated.

The $26 million of income related to business disposition activities in fiscal 2005 consists of $60 million of gains from the disposition of the various trademarks and productive assets used in the Sara Lee Meats and Household Products segments, offset in part by professional fees and employee costs associated with businesses targeted for future disposition. The $9 million of gains related to fiscal 2004 business dispositions consist of a $13 million gain on the sale of an equity method investment in Johnsonville Foods offset in part by a loss on the disposal of the assets of an Italian hosiery operation.

Impairment Charges

The corporation recognized in fiscal 2005 an impairment charge that reduced income from continuing operations before income taxes by $350 million, reduced income from continuing operations by $291 million, and reduced diluted EPS by $.37. The $350 million pretax charge consists of a $305 million charge for the European Branded Apparel business and a $45 million charge for the U.S. retail coffee business.

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Outlook

Sara Lee’s management currently expects fiscal 2006 corporate unit volumes to be flat to slightly up, compared to a decrease of 4% in fiscal 2005. Net sales are forecasted to be flat to slightly down, primarily due to unfavorable foreign currency exchange rates, compared to an increase of 1% to $19.3 billion in fiscal 2005. Cash flow from operations for the corporation is projected to be $1.6 billion in fiscal 2006, compared to $1.3 billion in fiscal 2005.

Diluted EPS for the corporation for the first quarter of fiscal 2006 are expected to fall within a range of $.22 to $.27 per share, compared to $.44 per share in the year-ago period. In July 2005, a portion of the contingencies associated with the sale of a European cut tobacco business in fiscal 1999 was resolved and the corporation received a third cash payment of $114 million, contributing approximately $.14 per share to first quarter and full year 2006 earnings, compared to $117 million, or $.15 per share in fiscal 2005.

Full year fiscal 2006 diluted EPS for the corporation are expected to be in a range of $1.24 to $1.34 per share, compared to $.90 per share in fiscal 2005, which included $.55 per share in net charges related to significant items.

The first quarter and full fiscal year 2006 guidance does not take into consideration any dispositions and excludes Transformation costs that are estimated to be $325 million to $375 million for the year, but includes anticipated Transformation benefits of $48 million for the year.

The fiscal 2006 plan anticipates $50 million in additional marketing spending, $60 million in higher interest expense and $700 million in capital expenditures. Finally, the fiscal 2006 outlook is based on a euro rate of $1.20 versus $1.27 in fiscal 2005 and a tax rate of 21%.

For fiscal 2006, net sales for the Sara Lee Food & Beverage operating group are expected to be flat to slightly up. Net sales for the Sara Lee Foodservice operating group are anticipated to be up low single digits, net sales for Sara Lee International are expected to be flat to slightly down and net sales for Branded Apparel are expected to be down single digits.

Sara Lee Announces Fiscal 2005 Results and

New Capital Structure Initiatives – Page 18

The corporation recognized significant Transformation, restructuring and impairment charges in fiscal 2005, which will favorably affect the comparison to fiscal 2006 results as costs of this nature have not been included in fiscal 2006 projections. The following guidance summarizes the remaining expected change in income in each of the corporation’s operating groups. The Sara Lee Food & Beverage and Sara Lee Foodservice operating groups are expected to show double-digit gains in income. Sara Lee International’s profit is expected to be down low double digits, while Branded Apparel’s income is expected to decrease low single digits.

Webcast

Sara Lee Corporation’s review of fourth quarter results for fiscal 2005 will be broadcast live via the Internet today at 10 a.m. CDT. During the webcast, the company will discuss fourth quarter and fiscal year 2005 results and provide an outlook for fiscal year 2006. The live webcast can be accessed at www.saralee.com and is anticipated to conclude by 11:30 a.m. CDT.

The webcast will resume at 12:45 p.m. CDT with Sara Lee’s “Meet the Management” analyst day. During this analyst meeting, Brenda C. Barnes will provide an update on the company’s Transformation plan. In addition, the meeting will feature Sara Lee’s operating management, who will discuss the strategies to drive growth in the company’s ongoing businesses. The live webcast is anticipated to conclude by 4 p.m. CDT. For people who are unable to listen to the webcasts live, they will be available at 7 p.m. on Thursday, Aug. 4, in the Investors section of the Sara Lee corporate Web site until Friday, Feb. 3, 2006.

Forward-looking Statements

This news release contains forward-looking statements regarding Sara Lee’s business plans, operating results and capital structure initiatives, including statements contained under the heading “Outlook.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “projects” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements.

Sara Lee Announces Fiscal 2005 Results and

New Capital Structure Initiatives – Page 19

Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

•	Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, the corporation’s largest customer, including changes in the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•	The consumer marketplace, such as (iii) significant competition, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iv) fluctuations in the availability and cost of raw materials, Sara Lee’s ability to increase product prices in response and the impact on Sara Lee’s profitability; (v) the impact of various food safety issues on sales and profitability of Sara Lee products; and (vi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

•	Sara Lee’s Transformation plan, such as (vii) Sara Lee’s ability to complete planned business dispositions, and the timing and terms of such transactions; (viii) Sara Lee’s ability to obtain a favorable tax ruling, and any other required regulatory approvals, on the proposed spin-off of its Branded Apparel Americas/Asia business; (ix) Sara Lee’s ability to effectively integrate its remaining businesses into the contemplated new business structure, including Sara Lee’s ability to transition customers to different Bakery brands, transition to common information systems and processes and manage plant capacity and workforce reductions; (x) Sara Lee’s ability to generate the anticipated efficiencies and savings from the Transformation plan; and (xi) the impact of the Transformation plan on Sara Lee’s relationships with its employees, its major customers and vendors and Sara Lee’s cost of funds;

•	Sara Lee’s international operations, such as (xii) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the euro, given Sara Lee’s significant concentration of business in Western Europe; and (xiii) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers; and

Sara Lee Announces Fiscal 2005 Results and

New Capital Structure Initiatives – Page 20

•	Previous business decisions, such as (xiv) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows; (xv) credit ratings issued by the three major credit rating agencies and the impact these ratings have on Sara Lee’s cost to borrow funds; (xvi) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xvii) the continued legality of tobacco products in the Netherlands, Germany and Belgium.

In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the corporation competes. We have provided additional information in our Form 10-K for fiscal 2004, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Description

Sara Lee Corporation (www.saralee.com) is a global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. With headquarters in Chicago, Sara Lee has operations in 58 countries and markets products in nearly 200 nations.

#     #     #

Brand Segmentation Strategy Update

Fiscal Year 2005

Sales by Segment

($ in millions)

	Fiscal Year 2005	% Change vs. Fiscal Year 2004*	Effect of Currency Rate Changes** (percentage points)
Strategic Investment	$3,773	11%	3	pts.
Support and Grow	5,167	—	3
Sustain	3,987	(3)	2
Manage for Cash	3,231	(8)	3

Total Retail	16,158	—	3
Foodservice/Other	3,096	5	2

Total	$19,254	1%	3	pts.

Strategic Investment Brand Sales

($ in millions)

	Fiscal Year 2005	Fiscal Year 2004*	% Change	Effect of Currency Rate Changes** (percentage points)
Sara Lee	$802	$671	20%	1	pt.
Ball Park	261	264	(1)	—
Hillshire Farm	574	552	4	—
Jimmy Dean	399	350	14	—
Senseo	327	234	39	8
Ambi Pur	380	419	(9)	6
Champion	450	330	37	1
Dim	411	414	(1)	6
Just My Size	169	181	(6)	1

Total	$3,773	$3,415	11%	3	pts.

Retail Sales and MAP Spending – Percent to Total Retail

	Fiscal Year 2005 Sales	Fiscal Year 2005 MAP	Fiscal Year 2004 Sales*	Fiscal Year 2004 MAP*
Strategic Investment	23%	35%	21%	32%
Support and Grow	32	38	32	37
Sustain	25	20	25	22
Manage for Cash	20	7	22	9

Total Retail	100%	100%	100%	100%

*	Fiscal Year 2004 was a 53-week year.

**	In order to calculate the % change in sales on a constant currency basis, the reported % change vs. Fiscal Year 2004 should be decreased by the effect of currency rate changes.

For more information on Sara Lee’s Brand Segmentation Strategy, please refer to the company’s earnings release for the fourth quarter of fiscal year 2004. The release is archived in the Newsroom section of the Sara Lee Web site (www.saralee.com) under Corporate News 2004.

Consolidated Statements of Income	Sara Lee Corporation (NYSE)

	Fourth Quarter Ended			Years Ended
(In millions, except per share amounts)	July 2, 2005	July 3, 2004	Percent Change	July 2, 2005	July 3, 2004	Percent Change
Continuing operations
Net sales	$4,754	$5,020	(5.3)%	$19,254	$19,119	0.7%

Cost of sales	3,024	3,147		12,284	11,867
Selling, general and administrative expenses	1,357	1,383		5,524	5,653
Charges for (income from) exit activities and business dispositions	127	37		93	48
Impairment charges	350	—		350	—
Contingent sale proceeds	—	—		(117)	(119)
Interest expense	76	76		290	271
Interest income	(26)	(28)		(104)	(88)

	4,908	4,615		18,320	17,632

(Loss) income from continuing operations before income taxes	(154)	405	NM	934	1,487	(37.2)
Income tax (benefit) expense	(45)	60		203	248

(Loss) income from continuing operations	(109)	345	NM	731	1,239	(41.0)

(Loss) income from discontinued operations	(39)	9		(12)	33

Net (loss) income	$(148)	$354	NM	$719	$1,272	(43.5)

(Loss) income from continuing operations per common share
Basic	$(0.14)	$0.44	NM	$0.93	$1.57	(40.8)

Diluted	$(0.14)	$0.43	NM	$0.92	$1.55	(40.6)

Net (loss) income per common share
Basic	$(0.19)	$0.45	NM	$0.91	$1.61	(43.5)

Diluted	$(0.19)	$0.44	NM	$0.90	$1.59	(43.4)

Average shares outstanding
Basic	787	793		789	788

Diluted	787	799		796	798

See accompanying Notes to Financial Statements.

Operating Results by Industry Segment	Sara Lee Corporation (NYSE)

	Fourth Quarter Ended
	Sales			Operating Income
(In millions)	July 2, 2005	July 3, 2004	Percent Change	July 2, 2005	July 3, 2004	Percent Change
Sara Lee Meats	$1,066	$1,117	(4.6)%	$72	$102	(29.7)%
Sara Lee Bakery	816	898	(9.2)	53	35	49.6
Beverage	871	843	3.4	44	131	(66.2)
Household Products	490	521	(5.8)	72	112	(34.9)
Branded Apparel	1,514	1,644	(8.0)	(265)	148	NM

Total sales and operating segment (loss) income	4,757	5,023	(5.3)	(24)	528	NM
Intersegment sales	(3)	(3)	(9.1)	—	—	—
Amortization of identifiable intangibles	—	—	—	(27)	(29)	6.2
General corporate expenses	—	—	—	(53)	(46)	(12.0)

Total net sales and operating (loss) income	4,754	5,020	(5.3)	(104)	453	NM
Net interest expense	—	—	—	(50)	(48)	(4.2)

Net sales and (loss) income from continuing operations before income taxes	$4,754	$5,020	(5.3)%	$(154)	$405	NM %

	Years Ended
	Sales			Operating Income
	July 2, 2005	July 3, 2004	Percent Change	July 2, 2005	July 3, 2004	Percent Change
Sara Lee Meats	$4,254	$4,171	2.0%	$323	$415	(22.1)%
Sara Lee Bakery	3,297	3,415	(3.5)	213	156	36.4
Beverage	3,357	3,157	6.3	388	492	(21.2)
Household Products	1,927	1,934	(0.3)	310	354	(12.3)
Branded Apparel	6,426	6,449	(0.4)	114	549	(79.2)

Total sales and operating segment income	19,261	19,126	0.7	1,348	1,966	(31.4)
Intersegment sales	(7)	(7)	(1.5)	—	—	—
Amortization of identifiable intangibles	—	—	—	(114)	(102)	(11.9)
General corporate expenses	—	—	—	(231)	(313)	26.2
Contingent sale proceeds	—	—	—	117	119	(1.8)

Total net sales and operating income	19,254	19,119	0.7	1,120	1,670	(32.9)
Net interest expense	—	—	—	(186)	(183)	(1.6)

Net sales and (loss) income from continuing operations before income taxes	$19,254	$19,119	0.7%	$934	$1,487	(37.2)%

See accompanying Notes to Financial Statements.

Sara Lee Corporation

Impact of Significant Items on Income from Continuing Operations and Net Income

Amounts in millions

		13 Weeks Ended July 2, 2005				14 Weeks Ended July 3, 2004
	Note	Pretax Impact	Tax	Net Income	Diluted EPS Impact	Pretax Impact	Tax	Net Income	Diluted EPS Impact
Income (loss) from continuing operations		$(154)	$45	$(109)	$(0.14)	$405	$(60)	$345	$0.43

Net (loss) income				$(148)	$(0.19)			$354	$0.44

Significant items affecting comparability of income from continuing operations and net income:
Impairment charges	A	$(350)	$59	$(291)	$(0.37)	$—	$—	$—	$—
Charges for Exit Activities and Business Dispositions:
Charges for exit activities	B	(116)	38	(78)	(0.10)	(37)	13	(24)	(0.03)
Charges for business disposition activities	B	(12)	4	(8)	(0.01)	—	—	—	—
Transformation charges in cost of sales and SG&A	B	(14)	6	(8)	(0.01)	—	—	—	—
Bakery curtailment gain	B	—	—	—	—	—	—	—	—
Impact of 53rd week	C	—	—	—	—	48	(17)	31	0.04

Impact of significant items on income from continuing operations before income taxes		(492)	107	(385)	(0.49)	11	(4)	7	0.01

Significant tax matters affecting comparability:
Finalization of tax audits and reviews	D	—	348	348	0.44	—	207	207	0.26
Tax on remittance of foreign earnings	E	—	(314)	(314)	(0.40)	—	(140)	(140)	(0.18)
Netherlands tax rate change	F	—	—	—	—	—	—	—	—
Deferred taxes provided on earnings of foreign subsidiaries	G	—	(30)	(30)	(0.04)	—	—	—	—

Impact of significant items on income from continuing operations:		(492)	111	(381)	(0.48)	11	63	74	0.09

Deferred taxes provided on earnings of Direct Selling business reported as a discontinued operation	H	—	(50)	(50)	(0.06)	—	—	—	—

Impact of significant items on net income		$(492)	$61	$(431)	$(0.55)	$11	$63	$74	$0.09

NOTES

EPS amounts are rounded to the nearest $0.01 and may not add to the total.

Tax impact on the impact of the 53rd week is assumed at 35%.

See accompanying Notes to Financial Statements.

Sara Lee Corporation

Impact of Significant Items on Income from Continuing Operations and Net Income

Amounts in millions

		52 Weeks Ended July 2, 2005				53 Weeks Ended July 3, 2004
	Note	Pretax Impact	Tax	Net Income	Diluted EPS Impact	Pretax Impact	Tax	Net Income	Diluted EPS Impact
Income from continuing operations		$934	$(203)	$731	$0.92	$1,487	$(248)	$1,239	$1.55

Net income				$719	$0.90			$1,272	$1.59

Significant items affecting comparability of income from continuing operations and net income:
Impairment charges	A	$(350)	$59	$(291)	$(0.37)	$—	$—	$—	$—
Charges for Exit Activities and Business Dispositions:
Charges for exit activities	B	(119)	41	(78)	(0.10)	(57)	20	(37)	(0.04)
Income from business disposition activity	B	26	(9)	17	0.02	9	(4)	5	0.01
Transformation charges in cost of sales and SG&A	B	(43)	12	(31)	(0.04)	(6)	2	(4)	(0.01)
Bakery curtailment gain	B	28	(10)	18	0.02	—	—	—	—
Impact of 53rd week	C	—	—	—	—	48	(17)	31	0.04

Impact of significant items on income from continuing operations before income taxes		(458)	93	(365)	(0.47)	(6)	1	(5)	—

Significant tax matters affecting comparability:
Finalization of tax audits and reviews	D	—	348	348	0.44	—	207	207	0.26
Tax on remittance of foreign earnings	E	—	(365)	(365)	(0.46)	—	(140)	(140)	(0.18)
Netherlands tax rate change	F	—	24	24	0.03	—	—	—	—
Deferred taxes provided on earnings of foreign subsidiaries	G	—	(30)	(30)	(0.04)	—	—	—	—

Impact of significant items on income from continuing operations:		(458)	70	(388)	(0.49)	(6)	68	62	0.08

Deferred taxes provided on earnings of Direct Selling business reported as a discontinued operation	H	—	(50)	(50)	(0.06)	—	—	—	—

Impact of significant items on net income		$(458)	$20	$(438)	$(0.55)	$(6)	$68	$62	$0.08

NOTES

EPS amounts are rounded to the nearest $0.01 and may not add to the total.

Tax impact on the impact of the 53rd week is assumed at 35%.

See accompanying Notes to Financial Statements.

Notes to the Financial Statements and the Impact of Significant Items on

Income From Continuing Operations and Net Income

Note A – Impairment Charges

The corporation recognized in fiscal 2005 an impairment charge that reduced income from continuing operations before income taxes by $350 million, reduced income from continuing operations by $291 million, and reduce diluted earnings per share (“EPS”) by $0.37. The $350 million pretax charge consists of a $305 million charge for the European Branded Apparel business and a $45 million charge for the U.S. retail coffee business.

Note B – Charges for Exit Activities, Business Dispositions and Other Transformation Activity

The reported results for fiscal 2005 and 2004 and the fourth quarter results of those years reflect amounts recognized for exit activities and business dispositions, as well as other costs associated with the corporation’s previously announced Transformation plan. The following table illustrates where the costs (income) associated with all exit and disposal activities are recognized in the Consolidated Statements of Income of the corporation.

In millions	Fourth Quarter		Fiscal Year
	2005	2004	2005	2004
Cost of sales
Curtailment gain from Bakery workforce reduction	$—	$—	$(28)	$—
Accelerated depreciation related to facility closures in:
Bakery segment	—	—	10	5
Household Products segment	(1)	—	9	—
Other transformation costs	2	—	2	—
Selling, general and administrative expenses	13	—	22	1
Charges for (income from):
Exit activities	116	37	119	57
Business dispositions	12	—	(26)	(9)

Decrease in income from continuing operations before taxes	142	37	108	54
Income tax benefit	(48)	(13)	(34)	(18)

Decrease in income from continuing operations	$94	$24	$74	$36

The $22 million of costs recognized in selling, general and administrative expenses in fiscal 2005 relate to the accelerated amortization of certain bakery intangibles being exited, the accelerated depreciation of certain leasehold improvements in the Branded Apparel segment to be exited, consulting costs associated with the Transformation plan and various employee relocation and recruitment efforts.

Exit activities in fiscal 2005 consisted of a $119 million net charge, of which $116 million was recognized in the fourth quarter of fiscal 2005. The $119 million consists of a $123 million charge related to the planned termination of approximately 2,000 employees and an $8 million charge related to the exit of leases and other contractual commitments, offset in part by a $12 million credit from completing certain previous exit activities for amounts more favorable than originally estimated. The $57 million of exit activities recognized in fiscal 2004 primarily consisted of $70 million of costs associated with the planned termination of 6,222 individuals offset in part by income related to the disposal of assets and the settlement of lease and employee termination obligations for amounts less than originally anticipated.

The $26 million of income related to business disposition activities in fiscal 2005 consists of $60 million of gains from the disposition of the various trademarks and productive assets used in the Sara Lee Meats and Household Products segments, offset in part by professional fees and employee costs associated with businesses targeted for future disposition. The $9 million of gains related to fiscal 2004 business dispositions consist of a $13 million gain on the sale of an equity method investment in Johnsonville Foods offset in part by a loss on the disposal of the assets of an Italian hosiery operation.

Note C – Impact of 53-Week Year

Fiscal year 2005 is a 52-week year, while fiscal year 2004 was a 53-week year.

Note D – Finalization of Tax Audits and Reviews

The corporation finalized certain tax reviews for amounts less than originally anticipated and recognized a tax credit of $348 million that increased diluted EPS for the year and the fourth quarter of 2005 by $0.44. In 2004, certain tax audits were finalized and the corporation recognized a tax credit of $207 million that increased diluted EPS for both the year and the fourth quarter of fiscal 2004 by $0.26.

Note E – Tax on Remittance of Foreign Earnings

The corporation recognized a tax provision of $365 million in fiscal 2005, of which $314 million was recognized in the fourth quarter, related to the repatriation to the U.S. of certain foreign earnings of the corporation that reduced diluted EPS for the year by $0.46 and in the fourth quarter of fiscal 2005 by $0.40. Earlier in the year, the corporation provided $48 million of tax expense for cash repatriation under the Homeland Investment Act. In fiscal 2004, the corporation recognized a tax provision of $140 million related to the repatriation of certain foreign earnings that reduced diluted EPS in both the year and fourth quarter by $0.18.

Note F – Netherlands Tax Rate Change

The government of the Netherlands passed legislation that will reduce the statutory tax rate on profits from 34.5% to 30.0% by calendar 2007. The rate reduction that went into effect on January 1, 2005 was a reduction to 31.5%. The impact of this change reduced the corporation’s deferred tax liability by $24 million during fiscal 2005, which increased diluted EPS for the year by $0.03.

Note G – Deferred Taxes Provided on Earnings of Foreign Subsidiaries

The corporation recognized a tax provision of $30 million to record deferred taxes after it became apparent that undistributed foreign earnings of certain subsidiaries that had previously been deemed permanently invested would be remitted to the U.S. and become taxable due to the corporation’s Transformation plan and related business dispositions. These earnings are invested in foreign subsidiaries and will become taxable upon the sale of the business. This decreased diluted EPS in both the year and the fourth quarter by $0.04.

Note H – Deferred Taxes Provided on Earnings of Direct Selling Business Reported as a Discontinued Operation

The corporation recognized a tax provision of $50 million in discontinued operations to record deferred taxes after it became apparent that undistributed foreign earnings of the direct selling business that had previously been deemed permanently invested would become taxable upon the sale of the business. This tax provision decreased diluted EPS in both the year and fourth quarter of fiscal 2005 by $0.06.

Note I – Receipt of Contingent Sale Proceeds

The corporation sold its European cut tobacco business in fiscal 1999. Under the terms of that agreement, the corporation will receive an annual cash payment of 95 million euros if tobacco continues to be a legal product in the Netherlands, Germany and Belgium through 2010. The legal status of tobacco in each country accounts for a portion of the total contingency with the Netherlands accounting for 67%, Germany 22% and Belgium 11%. If tobacco ceases to be a legal product within any of these countries, the corporation forfeits the receipt of all future amounts related to that country. The contingencies associated with the fiscal 2005 payment passed in the first quarter of fiscal 2005 and the corporation received the payment that was equivalent to $117 million based upon exchange rates on the date of receipt. These amounts are recognized in the corporation’s earnings when received and this payment increased diluted earnings per share by $0.15 when it was recognized.